Exhibit 4.2

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Seventh Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of May 19, 2020, by and among Couchbase, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A attached hereto (the “Investors”) and the persons and entities listed on Exhibit B attached hereto (the “Stockholders”).

A.    The Company and certain of the Investors (the “Prior Investors”) were party to that certain Sixth Amended and Restated Investors’ Rights Agreement dated February 19, 2016 (the “Prior Rights Agreement”).

B.    Certain of the Investors (the “New Investors”) are purchasing from the Company shares of the Company’s Series G Preferred Stock (the “Series G Stock”) pursuant to that certain Series G Preferred Stock Purchase Agreement, dated as of even date herewith, by and among the Company and the New Investors, (the “Series G Agreement”).

C.    As an inducement to the New Investors to purchase the Series G Stock pursuant to the Series G Agreement, the Prior Investors and the Company desire to amend and restate the Prior Rights Agreement as set forth herein to set forth the agreements and understandings of the Company and the Investors with respect to certain information and registration rights and rights of first refusal, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein contained, and for other consideration, the receipt and adequacy of which is hereby acknowledged, the Prior Rights Agreement is hereby amended and restated in its entirety, and the parties hereto agree as follows:

1.    INFORMATION RIGHTS.

1.1    Basic Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least 1,000,000 shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series X Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and/or Series G Stock (collectively, the “Preferred Stock”), and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company (the “Common Stock”) issued upon the conversion of such shares of Preferred Stock (the “Conversion Stock”) the Company will:

(a)    Annual Reports. Furnish to such Investor, as soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Operations and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year (if any), all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants selected by the Company; provided, however, that audited financial statements shall not be provided or the delivery date may be delayed if a majority of the Board of Directors (including a majority of the directors elected by the holders of the Preferred Stock, including at least one director elected by the holders of Series G Preferred Stock) (the “Requisite Directors”) waives such requirement or approves such delay, as applicable;

(b)    Quarterly Reports. Furnish to such Investor as soon as practicable, and in any case within forty-five (45) days after the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Operations and an unaudited Statement of Cash Flows;

(c)    Monthly Reports. If requested by such Investors holding a majority of the then outstanding Preferred Stock, furnish to such Investors as soon as practicable, and in any case within forty-five (45) days after the end of each calendar month, monthly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Operations an unaudited Statement of Cash Flows; and

(d)    Annual Budget. Furnish to such Investor as soon as practicable and in any event no later than thirty (30) days prior to the beginning of each fiscal year of the Company, an annual operating plan and budget, prepared on a monthly basis, for such fiscal year.

(e)    Capitalization Table. Furnish to such Investor promptly following the end of each quarter, a capitalization table setting forth the Company’s fully diluted capitalization as of the end of the most recent quarter.

(f)    Other Requested Information. Furnish to such Investor or permit such Investor to inspect during reasonable business hours, reasonably promptly following receipt of a request from such Investor, such other information relating to the financial condition, business or corporate affairs of the Company as such Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under Section 1.1(f) or any other subsection of Section 1.1 to provide information (i) that the Company reasonably determines in good faith to be a proprietary trade secret; or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

1.2    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 1.2 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company. Notwithstanding the foregoing, an Investor may disclose confidential information:

(i)    to any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company and if such professionals are obligated to maintain the confidentiality of the same;

(ii)    to any former, current or prospective partner, limited partner, general partner, member or management company of such Investor, or any prospective limited partner in a private fund or investment vehicle managed by the same manager (or its successor or affiliated managers) of such Investor (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Investor or Permitted Disclosee, so long as such Permitted Disclosees are subject to equivalent confidentiality obligations; and

(iii)    as may otherwise be required by law, rule, regulation, or court or other governmental order if the Investor promptly notifies the Company of such disclosure and takes reasonable steps, at the Company’s expense, to minimize the extent of any such required disclosure.

Notwithstanding for the foregoing, nothing contained herein shall prevent any Investor or any Permitted Disclosee from entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company); provided, that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 1.2, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities.

1.3    Inspection Rights. The Company shall permit each Investor holding at least 1,000,000 shares of Preferred Stock and/or the equivalent number (on an as-converted basis) of shares of Conversion Stock, or any combination thereof, at such Investor’s expense, during normal business hours and with reasonable advance notification, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers.

1.4    Termination of Certain Rights. The Company’s obligations under Sections 1.1 and 1.3 above will terminate (a) with respect to all Investors, upon the closing of a Qualified IPO or the consummation of a Direct Listing (each as defined in the Company Ninth Amended and Restated Certificate of Incorporation, as amended from time to time (the “Restated Certificate”)) and (b) with respect to any Investor, upon the good faith determination by the Board of Directors that such Investor is a competitor of the Company; provided, that an Investor that is a venture capital fund or private investment fund shall not be determined to be a competitor based on the fact that it (or any of its affiliated entities or persons) holds securities in a company that is a competitor, so long as such Investor (or its affiliated entities or persons) is not the controlling equityholder of such competitor.

2.    REGISTRATION RIGHTS.

2.1    Definitions. For purposes of this Section 2:

(a)    Registration. The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.

(b)    Registrable Securities. The term “Registrable Securities” means:

(1)    all the shares of Common Stock of the Company issued or issuable upon the conversion of any shares of Preferred Stock;

(2)    any shares of Common Stock of the Company issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof;

(3)    the shares of Common Stock now held by the Stockholders and set forth in Exhibit B attached hereto (the “Stockholders’ Shares”); and

(4)    any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1), (2) or (3) of this Section 2.1(b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 2.11 hereof, the holders are no longer entitled to registration rights pursuant to Sections 2.2, 2.3 or 2.4 hereof; provided, however, that notwithstanding anything herein to the contrary, the Stockholders’ Shares and any shares of Common Stock described in clause (4) of this Section 2.1(b) that are issued in respect of any Stockholders’ Shares (which with the Stockholders’ Shares are collectively hereinafter referred to as the “Excluded Shares”), shall not be Registrable Securities for purposes of Sections 2.2, 2.4 or 3 of this Agreement.

(c)    Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (i) issued and outstanding or (ii) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.

(d)    Holder. The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided further, that a holder of Excluded Shares (as defined in Section 2.1(b)) shall not be a Holder with respect to such Excluded Shares for purposes of Sections 2.2, 2.4 or 3 of this Agreement; and provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates, and such conversion may, at the option of the Holder, be made contingent upon the closing of such offering.

(e)    Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)    SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

2.2    Demand Registration.

(a)    Request by Holders. If the Company shall receive at any time after the earlier of three (3) years from the date of this Agreement, or six (6) months after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Securities Act (the “IPO”), a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided, that the Registrable Securities requested by all Holders to be registered pursuant to such request must either (i) be at least thirty percent (30%) of all Registrable Securities then outstanding or (ii) have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than Five Million Dollars ($5,000,000) or Thirty Million Dollars ($30,000,000) if such requested registration is the IPO.

(b)    Underwriting. If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c)    Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2.

(d)    Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed in the near future and that it is, therefore, essential and in the best interests of the Company to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e)    Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders, which may be counsel for the Company (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration rights pursuant to this Section 2.2.

2.3    Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities,) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)    Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith and advises the Company and the participating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second to Holders requesting inclusion of their Registrable Securities (other than Excluded Shares) in such registration statement on a pro rata basis based on the number of Registrable Securities (other than Excluded Shares) each such Holder has requested to be included in the registration, and third, to each of the Holders of Excluded Shares on a pro rata basis based on the total number of Excluded Shares then held by each such Holder, such that in no event shall the number of shares of Registrable Securities (other than Excluded Shares) to be included in such underwriting and registration be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the underwriting and registration, provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the shares included in the registration, except for a registration relating to the IPO, from which all Registrable Securities may be excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 6.1 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, corporation, or limited liability company, the affiliates, partners, retired partners, stockholders, members and retired members of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)    Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders, which may be counsel for the Company (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

2.4    Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.4, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), then the Company will do the following:

(a)    Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

(b)    Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(1)    if Form S-3 is not available for such offering;

(2)    if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Two Million Dollars ($2,000,000);

(3)    if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4; or

(4)    if the Company has, within the twelve (12) month period preceding the date of such request, already effected two such registrations pursuant to this Section 2.4; or

(5)    in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)    Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with a registration requested pursuant to this Section 2.4 (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders and counsel for the Company. Each Holder participating in a registration pursuant to this Section 2.4 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

(d)    Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

2.5    Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, subject to the provisions of Section 2.5(i) below, as expeditiously as reasonably possible:

(a)    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

(b)    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and, in connection with any registration on Form S-3 pursuant to Section 2.4 above, use reasonable, diligent efforts to timely file all reports required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to maintain the right to continue to use such Form and to maintain such registration in effect.

(c)    Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)    Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and containing reasonable provisions, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.

(f)    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and following such notification promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(g)    Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective: (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (2) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h)    Use its commercially reasonable efforts to take such other actions that are customarily taken by issuers necessary to effect the registration and sale of the Registrable Securities as contemplated hereby and in accordance herewith.

(i)    Notwithstanding any other provision of this Agreement, from and after the time a registration statement filed under this Section 2 covering Registrable Securities is declared effective, the Company shall have the right to suspend the registration statement and the related prospectus in order to prevent premature disclosure of any material non-public information related to corporate developments by delivering notice of such suspension to the Holders; provided, however, that the Company may exercise the right to such suspension only once in any 12-month period and for a period not to exceed 90 days. From and after the date of a notice of suspension under this Section 2.5(i), each Holder agrees not to use the registration statement or the related prospectus for resale of any Registrable Security until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the 90th day following the giving of the notice of suspension. In the event of the suspension of effectiveness of any registration statement pursuant to this Section 2.5(i), the applicable time period during which such registration statement is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement was suspended.

2.6    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8    Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a)    By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the members, partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each, a “Violation”):

(1)    any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, any free-writing prospectus as defined in Rule 405 promulgated under the Securities Act or any amendments or supplements thereto; or

(2)    the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(3)    any Violation or alleged Violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.

The Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)    By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s members, partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, member, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, member, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; after a request for reimbursement has been received by the indemnifying Holder; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)    Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action),

such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d)    Contribution. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute, when combined with amounts paid by Holder pursuant to Section 2.8(b), any amount in excess of the net proceeds of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)    Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(f)    Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.9    “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its

Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 in connection with a the Company’s first firm commitment underwritten IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.9 shall not apply to (A) the sale of any shares to an underwriter pursuant to an underwriting agreement, (B) the transfer of any shares to any trust for the direct or indirect benefit of the Holder or the immediate family of the Holder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Holders only if all officers and directors and all stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions and (C) the transfer of any shares by an Investor that is a venture capital fund or private investment fund to any of its affiliated funds or investment vehicles managed by the same manager or its successor or affiliated managers. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.9 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.9 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.10    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a)    Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)    Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c)    So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

2.11    Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to any Registrable Securities held by a Holder upon the earliest to occur of: (a) the closing of a Deemed Liquidation Event (as defined in the Restated Certificate); (b) such time as, in the opinion of counsel to the Company, all such Registrable Securities held by such Holder (together with any Registrable Securities held by an affiliate of such Holder with whom such Holder must aggregate its sales under Rule 144) may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act (or any similar provision then in effect), without restriction (including with respect to the volume and timing limitations or other restrictions on transfer thereunder); and (c) the five (5) year anniversary of the IPO or Direct Listing.

2.12    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of:

(a)    the Holders of a majority of the Series G Stock then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which grants such holder or prospective holder the right to include securities of the Company in, or otherwise participate in, any IPO Secondary on a pari passu or senior basis with the rights of the Holders of the Series G Stock under Section 5.8 hereof; or

(b)    the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (i) to include such securities in any registration filed under Section 2.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Section 6.15; or (ii) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.2(a), or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 2.2.

3.    RIGHT OF FIRST REFUSAL.

3.1    General. Each Holder (as defined in Section 2.1(d)) and any party to whom such Holder’s rights under this Section 3 have been duly assigned in accordance with Section 4.1(b) (each such Holder or assignee being hereinafter referred to as a “Rights Holder”) has the right of first refusal to purchase such Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement; provided, however, such Rights Holder shall have no right to purchase any such New Securities if such Rights Holder cannot demonstrate to the Company’s reasonable satisfaction that such Rights Holder is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. A Rights Holder’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d)), to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (3) the number of shares of Common Stock of the Company for which all then outstanding options and warrants are then exercisable. Affiliated Investors may aggregate their shares of the Company’s capital stock for the purpose of determining the Pro Rata Share of such affiliated Investors (as a group) and such affiliated Investors may apportion their rights related to such Pro Rata Share under this Agreement as among themselves in any manner they deem appropriate.

3.2    New Securities. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include (i) any Exempted Securities (as defined in the Restated Certificate) or (ii) shares of Series G Stock issued to Additional Purchasers pursuant to Section 2.2 of the Series G Agreement.

3.3    Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.1 hereof. Each Rights Holder shall have fifteen (15) days from the date such Notice is effective, as determined pursuant to Section 6.1 hereof based upon the manner or method of notice, to agree in writing to purchase such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such

Nonpurchasing Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Holders, at any time within five (5) days after receiving the Overallotment Notice.

3.4    Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such fifteen (15) plus five (5) day period, then the Company shall have sixty (60) days thereafter to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon general terms not more favorable to the purchasers thereof than specified in the Company’s Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such sixty (60) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

3.5    Termination. This right of first refusal shall terminate upon the earlier of (a) immediately before the closing of a Qualified IPO or the consummation of a Direct Listing or (b) the closing of a Deemed Liquidation Event.

4.    ASSIGNMENT AND AMENDMENT.

4.1    Assignment. Notwithstanding anything herein to the contrary:

(a)    Information Rights. The rights of an Investor under Section 1 hereof may be assigned only to (i) a party that acquires from an Investor (or an Investor’s permitted assigns) at least that minimum number of shares of Preferred Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock described in Section 1.1 or 1.3 hereof, respectively, (ii) a transferee or assignee of such securities that is an affiliate (including any affiliated fund or investment vehicle managed by the same manager or its successor or affiliated managers), subsidiary, parent, partner, limited partner, retired partner, member or retired member of Investor, or is an Investor’s family member or trust for the benefit of an individual Investor; provided, however, that any such assignee of such rights is not deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor of the Company; provided, further, that an assignee that is a venture capital fund or private investment fund shall not be determined to be a competitor based on the fact that it (or its affiliated entities or persons) holds securities in a company that is a competitor, so long as such assignee (or its affiliated entities or persons) is not the controlling equityholder of such competitor; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of Section 1.2 and this Section 4.1.

(b)    Registration Rights; Refusal Rights. The rights of a Holder under Section 2 hereof and the rights of first refusal of a Rights Holder under Section 3 hereof may be assigned only to (i) a party that acquires at least 200,000 shares of Preferred Stock and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof, (ii) a transferee or assignee of such securities that is an affiliate (including any affiliated fund or investment vehicle managed by the same manager or its successor or affiliated managers), subsidiary, parent, partner, limited partner, retired partner, member or retired member of such Holder, or is an Investor’s family member or trust for the benefit of an individual Holder; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided, further, that any such assignee of such rights is not deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor of the Company; and provided, further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.1.

4.2    Amendment and Waiver of Rights. Any provision of this Agreement may be amended, altered (including by merger, consolidation or otherwise) and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case, only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Preferred Stock and/or Conversion Stock representing and/or convertible into a majority of all the Investors’ Shares (as defined below) and any amendment, alteration or waiver that would disproportionately adversely affect a series of Preferred Stock in a manner different than that of the other series of Preferred Stock shall require the written consent of the holders of a majority of the shares (on an as-converted basis) of such series of Preferred Stock; provided, however, that any amendment, alteration or waiver that disproportionately adversely affects an Investor in a manner different than that of the other Investors shall require the written consent of such Investor; provided, further, that any amendment, alteration or waiver of Sections 2.12(a) or 5.8 shall require the written consent of the Holders of a majority of the Series G Stock then outstanding; provided, further, that the piggyback registration rights granted to the Stockholders under Section 2 of this Agreement may not be eliminated or materially and adversely changed without the written consent of Stockholders holding a majority of the Stockholders’ Shares unless such elimination or change similarly affects the Registrable Securities held by the Investors; and provided, further, that the grant to third parties of piggyback registration rights under Section 2.3 hereof on a pari passu basis with the piggyback registration rights of the Stockholders’ Shares under Section 2.3 shall not be deemed to be a material and adverse change to the piggyback registration rights of the Stockholders under this Agreement and shall not require the consent of the Stockholders. As used herein, the term “Investors’ Shares” shall mean the shares of Common Stock then issuable upon conversion of all then outstanding shares of Preferred Stock plus all then outstanding shares of Conversion Stock that were issued upon the conversion of any shares of Preferred Stock. Any amendment, alteration or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

5.    COVENANTS OF THE COMPANY.

5.1    Directors and Officers Insurance. The Company shall maintain from financially sound and reputable insurers directors and officers liability insurance in amounts and on the terms acceptable to the Board of Directors.

5.2    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly.

5.3    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.4    Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a Proprietary Information and Inventions Agreement in substantially the form attached to the Series G Agreement.

5.5    Option Plan. The number of shares of Common Stock reserved for issuance under the Company’s stock option plans and similar plans shall not be increased without the prior approval of the Board of Directors, including the approval of a majority of directors elected by the holders of Preferred Stock.

5.6    Employee Agreements. Unless approved by the Board of Directors of the Company, or the Compensation Committee of the Board of Directors of the Company, all future employees of the Company who shall purchase, or receive options to purchase, shares of the Company’s Common Stock following the date hereof shall be required to execute stock purchase or option agreements providing for (i) vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following 36 months thereafter and (ii) a 180-day lockup period in connection with the IPO. The Company shall retain a right of first refusal on transfers by such employees until the IPO and the right to repurchase unvested shares at cost.

5.7    Foreign Corrupt Practices Act; Trade Control Laws. The Company represents that it shall not and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents, in each case acting for and on behalf of the Company, to promise, authorize or make any payment to, or otherwise contribute any item of value, directly or indirectly, to any third party, including any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA or any other applicable anti-bribery or anticorruption law. The Company further represents that it shall take reasonable action to cause each of its officers, directors, employees, and each of its subsidiaries and affiliates, to comply with the FCPA or any other applicable anti-bribery or anticorruption law and Trade Control Laws (as defined in the Series G Agreement), including by maintaining policies and procedures reasonably designed to promote compliance with the FCPA and Trade Control Laws. Upon request, the Company and its subsidiaries and affiliates agree to provide responsive information and/or certifications concerning their compliance with applicable anti-corruption laws and Trade Control Laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Series G Agreement) or violation of the FCPA or Trade Control Laws.

5.8    Qualified IPO Secondary Offering. In the event that a Qualified IPO includes the offering of Common Stock held by stockholders of the Company (the “IPO Secondary”), holders of Series G Stock shall have the option to sell in the IPO Secondary (on a pro rata basis based on the number of shares of Common Stock issued or issuable upon conversion of Series G Stock then held by each such holder of Series G Stock) an aggregate number of shares of Common Stock issued upon conversion of the Series G Stock of up to 60% of the aggregate number of shares of Common Stock sold by all stockholders of the Company in the IPO Secondary, prior to and in preference to any other Investors or Stockholders having the option to include any shares of Common Stock in such registration statement for the IPO Secondary. For the avoidance of doubt and subject to Section 2, whether there is an IPO Secondary and the size of the IPO Secondary, if any, shall be determined by the Board of Directors of the Company in its sole discretion.

5.9    Termination of Covenants. The Company’s obligations under this Section 5 will terminate upon the earlier of (a) the closing of a Qualified IPO or the consummation of a Direct Listing and (b) a Deemed Liquidation Event.

6.    GENERAL PROVISIONS.

6.1    Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by electronic mail or facsimile, addressed to the other party at its e-mail address or facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the electronic mail or facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by email, by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally, by email or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a)    if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto.

(b)    if to the Company, marked “Attention: Chief Executive Officer - CouchBase, Inc.” at 3250 Olcott Street Santa Clara, CA 95054, with a copy to Goodwin Procter LLP, 601 Marshall Street, Redwood City, CA 94063, Attention: Craig Schmitz and An-Yen Hu; and

(c)    if to a Stockholder, at such Stockholder’s address as set forth on Exhibit B hereto.

6.2    Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof, including that certain Nondisclosure Agreement between the Company and GPI Capital LP, dated as of January 28, 2020.

6.3    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

6.4    Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

6.5    Third Parties. Other than as expressly set forth in Section 2.9, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.6    Successors And Assigns. Subject to the provisions of Section 4.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.7    Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

6.8    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.9    Costs And Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.10    Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.11    Aggregation of Stock. For purposes of Sections 1, 2 and 3 all shares held or acquired by affiliated entities or persons (including any affiliated fund or investment vehicle managed by the same manager or its successor or affiliated managers) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.12    Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.13    Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.14    Original Rights Agreement Superseded. Pursuant to Section 4.2 of the Prior Rights Agreement, the undersigned parties who are parties to such Prior Rights Agreement hereby amend and restate the Prior Rights Agreement to read in its entirety as set forth in this Agreement, such that the Prior Rights Agreement is hereby terminated and entirely replaced and superseded by this Agreement.

6.15    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series G Stock pursuant to the Series G Agreement after the date hereof, any purchaser of such shares of Series G Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.16    Conflict. Notwithstanding anything to the contrary herein and for the avoidance of doubt, the rights and obligations of the parties hereto and the terms hereof (including Section 2) are subject to the applicable conditions and approvals contemplated by the Restated Certificate (including obtaining any requisite consent of the Holders of Series G Stock pursuant to Section 6.9 thereof). In the event of any conflict between the Restated Certificate or Company’s Bylaws and this Agreement (as each may be amended from time to time), the Restated Certificate or Company’s Bylaws (as applicable) will control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date written above.

THE COMPANY:

COUCHBASE, INC.

By: /s/ Matt Cain

Name: Matt Cain

Title: President & Chief Executive Officer

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date written above.

INVESTORS:

GPI CAPITAL GEMINI HOLDCO LP

By: GPI GP LP, its general partner By: GPI GP Limited, its general partner

By:	/s/ William T. Royan
Name: William T. Royan Title: Director

By:	/s/ Khai Ha
Name: Khai Ha Title: Authorized Signatory

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date written above.

INVESTORS:

Accel Growth Fund II L.P. By: Accel Growth Fund II Associates L.L.C. Its General Partner

By:	/s/ Tracy L. Sedlock
Attorney in Fact

Accel Growth Fund II Strategic Partners L.P. By: Accel Growth Fund II Associates L.L.C. Its General Partner

By:	/s/ Tracy L. Sedlock
Attorney in Fact

Accel Growth Fund Investors 2013 L.L.C.

By:	/s/ Tracy L. Sedlock
Attorney in Fact

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date written above.

INVESTORS:

Accel X L.P By: Accel X Associates L.L.C. Its General Partner

By:	/s/ Tracy L. Sedlock
Attorney in Fact

Accel X Strategic Partners L.P. By: Accel X Associates L.L.C. Its General Partner

By:	/s/ Tracy L. Sedlock
Attorney in Fact

Accel Investors 2008 L.L.C.

By:	/s/ Tracy L. Sedlock
Attorney in Fact

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date written above.

INVESTORS:

Glynn Emerging Opportunity Fund By: Glynn Capital Management LLC Its: General Partner

By:	/s/ David Glynn David Glynn Managing Member

Address: 3000 Sand Hill Road, 3-230 Menlo Park, CA 94025

Glynn Emerging Opportunity Fund II, L.P. By: Glynn Management Evergreen LLC Its General Partner

By:	/s/ Scott Jordon Scott Jordon Managing Member

Address: 3000 Sand Hill Road, 3-230 Menlo Park, CA 94025

Glynn Emerging Opportunity Fund II-A, L.P. By: Glynn Management Evergreen LLC Its General Partner

By:	/s/ Scott Jordon Scott Jordon Managing Member

Address: 3000 Sand Hill Road, 3-230 Menlo Park, CA 94025

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended and Restated Investors’ Rights Agreements as of the date written above.

INVESTORS:

Adams Street 2009 Direct Fund, L.P.
By: ASP 2009 Direct Management, LLC its General Partner By: Adams Street Partners, LLCJu-Managing Member

By:	/s/ Fred Wang
Name: Fred Wang Title: Partner

Adams Street 2010 Direct Fund, L.P.
By: ASP 2010 Direct Management, LLC its General Partner By: Adams Street Partners, LLC its Managing Member

By:	/s/ Fred Wang
Name: Fred Wang Title: Partner

Adams Street 2011 Direct Fund LP
By: ASP 2011 Direct Management LP its General Partner By: ASP 2011 Direct Management LLC its General Partner By: Adams Street Partners, LLC its Managing Member

By:	/s/ Fred Wang
Name: Fred Wang Title: Partner

Adams Street 2012 Direct Fund LP
By: ASP 2012 Direct Management LP its General Partner By: ASP 2012 Direct Management LLC its General Partner

By:	/s/ Fred Wang
Name: Fred Wang Title: Partner

Adams Street 2013 Direct Fund LP
By: ASP 2013 Direct Management LP its General Partner By: ASP 2013 Direct Management LLC its General Partner By: Adams Street Partners, LLC its Managing Member

By:	/s/ Fred Wang
Name: Fred Wang Title: Partner

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended and Restated Investors’ Rights Agreements as of the date written above.

INVESTORS:

MAYFIELD XIII, a Cayman Islands Exempted Limited Partnership

By: MAYFIELD XIII MANAGEMENT (EGP), L.P., a Cayman Islands Exempted Limited Partnership Its: General Partner

By: MAYFIELD XIII MANAGEMENT (UGP), LTD., a Cayman Islands Exempted Company Its: General Partner

By:

/s/ Navin Chaddha Name: Navin Chaddha Title: Authorized Signatory

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Seventh Amended and Restated Investors’ Rights Agreements as of the date written above.

INVESTORS:

North Bridge Venture Partners VI, L.P.

By: North Bridge Venture Management VI, L.P. Its General Partner

By: NBVM GP, LLC Its General Partner

By:	/s/ Ed Anderson
Name: Ed Anderson Title: Managing General Partner

North Bridge Venture Partners 7, L.P.

By: North Bridge Venture Management 7, L.P. Its General Partner

By: NBVM GP, LLC Its General Partner

By:	/s/ Ed Anderson
Name: Ed Anderson Title: Managing General Partner

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date written above.

INVESTORS:

SCP Couchbase Acquisition LLC

By: /s/ Rob Rueckert

Name: Rob Rueckert

Title: Managing Director

SIGNATURE PAGE TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

INVESTORS

Name and Address
SCP Couchbase Acquisition LLC [***]

WestSummit Global Technology Fund, L.P.
Attn: Raymond Lei Yang

Managing Director
For and on behalf of WestSummit Global Technology Fund, L.P,
By: WestSummit Global Technology GP, Ltd., its General Partner
[***]

Accel Growth Fund II L.P. [***] Attn: Richard Zamboldi

Accel Growth Fund II Strategic Partners L.P. [***] Attn: Richard Zamboldi

Accel Growth Fund Investors 2013 L.L.C. [***] Attn: Richard Zamboldi

Mayfield XIII, a Cayman Islands Exempted Limited Partnership [***] Attn: Navin Chaddha and Paul Kohli

Accel X L.P. [***] Attn: Kevin Efrusy

Accel X Strategic Partners L.P. [***] Attn: Kevin Efrusy

EXHIBIT A TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Accel Investors 2008 L.L.C. [***] Attn: Kevin Efrusy

North Bridge Venture Partners VI, L.P. [***] Attn: Paul Santinelli Or [***]

North Bridge Venture Partners 7, L.P. [***] Attn: Paul Santinelli Or [***]

F&W Investments II LLC - 2008 Series [***]

Zynga Game Network, Inc. [***]

Three Kingdoms Capital Partners, L.P. By: Archimedes Capital Asia LLC [***] Attn: Matt Ocko

Archimedes Capital LLC [***] Attn: Matt Ocko

DOCOMO Capital, Inc. [***] Attn: Manabu Ando

Ignition Venture Partners IV, L.P. [***] Attn: Frank Artale

EXHIBIT A TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Ignition Managing Directors Fund IV, LLC [***] Attn: Frank Artale

Adams Street 2009 Direct Fund, L.P. [***] Attn: Robin Murray

Adams Street 2010 Direct Fund, L.P. [***] Attn: Robin Murray Adams

Street 2011 Direct Fund, L.P. [***] Attn: Robin Murray

Adams Street 2012 Direct Fund, L.P. [***] Attn: Robin Murray

Adams Street 2013 Direct Fund, L.P. [***] Attn: Robin Murray

GPI Capital Gemini HoldCo LP [***] Attn: Mateo Goldman copy (which shall not constitute notice) to: Kirkland & Ellis LLP [***] Attn: Kevin T. Crews, P.C. Email: [***]

EXHIBIT A TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT B

STOCKHOLDERS

Name and Address
Stephen Yen [***]

Dustin Sallings [***]

James Phillips [***]

Robert Wiederhold [***]

Wiederhold Family Trust [***]

Damien Katz and Laura A. Katz [***]

J. Chris Anderson [***]

Yaseen Rahim and Lucia M. Wettasinghe [***]

Steven Mih [***]

Jan Lenhardt [***]

Shekhar Iyer [***]

Ravi Mayuram [***]

Doug Laird [***]

EXHIBIT B TO COUCHBASE, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT